Filed Pursuant to Rule 433

Registration Statement No. 333-213265

April 4, 2018

Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780

Jonathan G. Blum, Bank of America (Fixed Income), 1.212.449.3112

BofA Finance LLC Launches Offering of Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc. Due May 1, 2023

CHARLOTTE - BofA Finance LLC (the “Issuer” or “BofA Finance”) today announces the launch of a public offering of its Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc. (“Voya”) due May 1, 2023 (the “Notes”). Bank of America Corporation (“BAC”) will fully and unconditionally guarantee the Issuer’s obligations under the Notes.

The Notes are expected to pay interest semi-annually in arrears and will be cash-settled only at maturity or upon early conversion at the option of the holder. The amount of cash payable at maturity or upon early conversion will be based on the volume-weighted average price of the common stock of Voya.

The Notes will be issued with a minimum purchase of $100,000 and whole multiples of $1,000 in excess thereof at an issue price of 100% of the principal amount, and will mature on May 1, 2023 unless earlier converted (for cash). Settlement and delivery of the Notes is expected to take place on April 10, 2018. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) is acting as Sole Book Running Manager.

BofA Finance and BAC have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (“SEC”) for the notes that are described in this document. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance's Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.